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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                  UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-19363
                                                                         -------

                   Cellular Communications International, Inc.
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

                    110 East 59th Street, New York, NY 10022
                    ----------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]                      Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [ ]                      Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                      Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                      Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: 2

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cellular Communications International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: March 25, 1999                           By: /s/ Marco De Benedetti
      --------------                               -----------------------------
                                               Name:  Marco De Benedetti
                                               Title: Director

                                               By: /s/ Dr. Kurt J. Kinzius
                                                   -----------------------------
                                               Name:  Dr. Kurt J. Kinzius
                                               Title: Director